SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2007

RURAL CELLULAR CORPORATION
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or other Jurisdiction of Incorporation)

0-27416	41-1693295
(Commission File Number)	(IRS Employer Identification No.)
3905 Dakota Street S.W., Alexandria, Minnesota	56308
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Rural Cellular Corporation (“RCC” or “the Company”) has negotiated an amendment to its revolving credit facility permitting the payment of all outstanding 11 ⅜% Senior Exchangeable Preferred Stock dividends and four 12 ¼% Junior Exchangeable Preferred Stock dividends. This amendment replaces all financial covenant ratios with one new senior secured first lien debt covenant effective April 12, 2007.

Item 2.02. Results of Operations and Financial Condition.

The Company issued a press release today containing information regarding its results of operations for the quarter ended March 31, 2007.

The information provided under this Item 2.02 shall not be treated as "filed" for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01. Other Events.

As provided in the 11 ⅜% Senior Exchangeable Preferred Stock Certificate of Designation, RCC has given notice that, on May 15, 2007, it will exchange all of the outstanding shares of its 11 3/8% Senior Exchangeable Preferred Stock (“Senior Preferred Stock”) ($115.5 million) for 11 3/8% Senior Subordinated Debentures (the “Debentures”), which will mature on May 15, 2010. Interest on the new debentures will be payable semi-annually on May 15 and November 15. On the exchange date, dividends on the Senior Preferred Stock will no longer accrue. Interest on the Debentures will accrue from the exchange date.

The Company will pay all accrued dividends on the Senior Preferred Stock. These dividend payments will total approximately $355.40 per share, including accrued interest. The record date for these dividends is May 1, 2007, and the payment date is May 15, 2007. The aggregate dividends, which will total approximately $41.0 million, will be paid from existing cash.

The Company will pay dividends on the 12 ¼% Junior Exchangeable Preferred Stock representing the quarterly dividends payable on August 15, 2006, November 15, 2006, February 15, 2007, and May 15, 2007. The dividend payments will total approximately $128.24 per share, including accrued interest. The record date for these dividends is May 1, 2007, and the payment date is May 15, 2007. The aggregate total dividends, which will total approximately $32.8 million, will be paid from existing cash. The payment of these dividends will reduce the number of unpaid quarterly dividends to five.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.  Description

99.1   Press release dated April 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RURAL CELLULAR CORPORATION

Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer

April 13, 2007